Exhibit 2.1

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of May 8, 2008, is by and among SMSA III ACQUISITION CORP., a Nevada corporation (the “Parent”), SUNSET SUITS S.A., a Polish joint stock company, with its registered office in Poznań, 57 Garbary Str., entered in the business register of the National Court Register maintained by the District Court in Poznań, XII Business Department of the National Court Register under KRS No. 0000265620 (the “Company”), and the shareholders of the Company signatory hereto (each a “Shareholder” and, jointly, the “Shareholders”).  Each of the parties to this Agreement is individually referred to herein as a “Party” and collectively as the “Parties.”

BACKGROUND

The Company has 12,024,000 shares (the “Company Shares”) outstanding, all of which are held by the Shareholders.  The Shareholders have agreed to transfer all of their Company Shares in exchange for the number of newly issued shares of Common Stock, par value $0.001 per share, of the Parent (the “Parent Stock”) that will constitute approximately 49% of the issued and outstanding capital stock of the Parent on a fully-diluted basis as of and immediately after the Closing and after giving effect to the Financing (as defined in Section 7.10).  The number of shares of Parent Stock to be received by the Shareholders shall be listed opposite such Shareholders’ names on Exhibit A.  The aggregate number of shares of Parent Stock reflected on Exhibit A is referred to herein as the “Shares.”

The exchange of Company Shares for Parent Stock is intended to constitute a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended  (the “Code”), or such other tax free reorganization exemptions that may be available under the Code.

The Board of Directors of the Parent and the Supervisory Board (Rada Nadzorcza) of the Company has determined that it is desirable to effect this plan of reorganization and share exchange.

AGREEMENT

NOW THEREFORE, the Parties agree as follows:

Article I.
Exchange of Shares

Section 1.1

Exchange by the Shareholders.  At the Closing (as defined in Section 1.02), the Shareholders shall sell, transfer, convey, assign and deliver to the Parent their Company Shares free and clear of all Liens (as defined below) in exchange for the Parent Stock listed on Exhibit A opposite such Shareholders’ names.

Section 1.2

Closing.  The closing (the “Closing”) of the transactions contemplated by this Agreement (the “Transactions”) shall take place at the offices of Thelen Reid Brown Raysman & Steiner LLP in Washington, DC, commencing upon the satisfaction or waiver of all conditions and obligations of the Parties to consummate the Transactions contemplated hereby (other than conditions and obligations with respect to the actions that the respective Parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

Article II.
Representations and Warranties of Shareholders

Each of the Shareholders hereby represents and warrants to the Parent, as follows:

Section 2.1

Good Title.  The Shareholder is the record and beneficial owner, and has good title to its Company Shares, with the right and authority to sell and deliver such Company Shares.  Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of the Parent as the new owner of such Company Shares in the share register (ksiega akcyjna) of the Company, the Parent will receive good title to such Company Shares, free and clear of all liens, security interests, pledges, equities and claims of any kind, voting trusts, stockholder agreements and other encumbrances (collectively, “Liens”).

Section 2.2

Power and Authority.  All acts required to be taken by the Shareholder to enter into this Agreement and to carry out the Transactions have been properly taken.  This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against such Shareholder in accordance with the terms hereof.

Section 2.3

No Conflicts.  The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of his obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (“Governmental Entity”) under any statutes, laws, ordinances, rules, regulations, orders, writs, injunctions, judgments, or decrees (collectively, “Laws”); (b) will not violate any Laws applicable to such Shareholder; and (c) will not violate or breach any contractual obligation to which such Shareholder is a party.

Section 2.4

No Finder’s Fee.  The Shareholder has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions that the Company or the Parent will be responsible for.

Section 2.5

Purchase Entirely for Own Account.  The Parent Stock proposed to be acquired by the Shareholder hereunder will be acquired for investment for such Shareholder’s own account, and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling or otherwise distributing the Parent Stock, except in compliance with applicable securities laws.

Section 2.6

Available Information.  The Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Parent.

Section 2.7

Non-Registration. The Shareholder understands that the Parent Stock has not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein.  The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the Parent Stock in accordance with the Parent’s charter documents or the laws of its jurisdiction of incorporation.

Section 2.8

Restricted Securities. The Shareholder understands that the Parent Stock is characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the Parent Stock would be acquired in a transaction not involving a public offering.  The Shareholder further acknowledges that if the Parent Stock is issued to the Shareholder in accordance with the provisions of this Agreement, such Parent Stock may not be resold without registration under the Securities Act or the existence of an exemption therefrom.  The Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

Section 2.9

Legends.  It is understood that the Parent Stock will bear the following legend or another legend that is similar to the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.  THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT SECURED BY SUCH SECURITIES.

Additionally, the Parent Stock will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

SECTION 2.10.

Accredited  Investor.  The Shareholder is an “accredited Investor” within the meaning of Rule 501 under the  Securities Act and the Shareholder was not organized for the specific purpose of acquiring the Parent Stock.

SECTION 2.11

Regulation S.  The Shareholder (a) acknowledges that the certificate(s) representing or evidencing the Parent Stock contain a customary restrictive legend restricting the offer, sale or transfer of any shares of Parent Stock except in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration, (b) agrees that all offers and sales such Shareholder of shares of Parent Stock shall be made pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from, or a transaction not subject to the registration requirements of, the Securities Act, (c) represents that the offer to purchase the shares of Parent Stock was made to such Shareholder outside of the United States, and such  Shareholder was, at the time of the offer and will be, at the time of the sale and is now, outside the United States, (iv) has not engaged in or directed any unsolicited offers to purchase shares of Parent Stock in the United States, (d) is neither a U.S. Person nor a Distributor (as such terms are defined in Section 902(a) and 902(c), respectively, of Regulation S), (e) has purchased the Parent Stock for its own account and not for the account or benefit of any U.S. Person, (vii) is the sole beneficial owner of the Parent Stock specified in the Disclosure Schedule opposite his name and has not pre-arranged any sale with a purchaser in the United States, and (f) is familiar with and understands the terms and conditions and requirements contained in Regulation S, specifically, without limitation, each Shareholder understands that the statutory basis for the exemption claimed for the sale of the Parent Stock would not be present if the sale, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the Securities Act.

Article III.
Representations and Warranties of the Company

The Company represents and warrants to the Parent that, except as set forth in the letter, which will be delivered by the Company to the Parent in accordance with Section 7.09 hereof (the “Company Disclosure Letter”), regardless of whether or not the Company Disclosure Letter is referenced below with respect to any particular representation or warranty:

Section 3.1

Organization, Standing and Power.  Each of the Company and its subsidiary, Fashion Service Sp. z.o.o. (the “Company Subsidiary”) is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Company, a material adverse effect on the ability of the Company to perform its obligations under this Agreement or on the ability of the Company to consummate the Transactions (a “Company Material Adverse Effect”).  Each of the Company and the Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary except where the failure to so qualify would not reasonably be expected to have a Company Material Adverse Effect.  The Company has delivered to the Parent true and complete copies of the Charter of the Company and a current excerpt from the relevant registry court of the Company and such other constituent instruments of the Company as may exist, each as amended to the date of this Agreement (as so amended, the “Company Constituent Instruments”), and the articles of association, current excerpt from the relevant registry court, organizational documents and other constituent instruments of the Company Subsidiary, in each case as amended through the date of this Agreement.

Section 3.2

Company Subsidiaries; Equity Interests.

(a)

The Company Subsidiary is a limited liability company organized under the laws of the Republic of Poland, with its registered office in Poznań, 57 Garbary St., entered in the business register of the National Court Register maintained by the District Court in Poznań, XII Business Department of the National Court Register under KRS No. 0000265620.  All the outstanding shares of the Company Subsidiary have been validly issued and are fully paid and nonassessable and are as of the date of this Agreement owned by the Company, free and clear of all Liens.

(b)

Except for its interests in the Company Subsidiary, the Company does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

Section 3.3

Capital Structure.  The capital stock of the Company consists of 12,024,000 ordinary shares, all of which are issued and outstanding.  Except as set forth above, no shares of stock or other voting securities of the Company are issued, reserved for issuance or outstanding.  Except as specified in the Company Disclosure Letter, the Company is the sole record and beneficial owner of all of the shares of the Company Subsidiary.  Except as set forth in the Company Disclosure Letter, all outstanding shares of stock of the Company and all outstanding shares of the Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws of Poland, the Company Constituent Instruments or any Contract (as defined in Section 3.05) to which the Company is a party or otherwise bound.  Except as set forth in this Section 3.03 and in the Company Disclosure Letter, there are not any bonds, debentures, notes or other indebtedness of the Company or the Company Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Shares or the shares of the Company Subsidiary may vote (“Voting Company Debt”).  Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or the Company Subsidiary is a party or by which any of them is bound (a) obligating the Company or the Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of stock or shares of, or any security convertible or exercisable for or exchangeable into any capital stock of or shares of, the Company or the Company Subsidiary or any Voting Company Debt, (b) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Company or of the shares of the Company Subsidiary.  Except as set forth in the Company Disclosure Letter, as of the date of this Agreement, there are not any outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of the Parent.

Section 3.4

Authority; Execution and Delivery; Enforceability.  The Company has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized and approved by the Supervisory Board (Rada Nadzorcza) of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Transactions.  When executed and delivered, this Agreement will be enforceable against the Company in accordance with its terms.

Section 3.5

No Conflicts; Consents.

(a)

Except as set forth in the Company Disclosure Letter, the execution and delivery by the Company of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or the Company Subsidiary under, any provision of (i) the Company Constituent Instruments or the comparable articles of association or organizational documents of the Company Subsidiary, (ii) any material contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument (a “Contract”) to which the Company or the Company Subsidiary is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 3.05(b), any material judgment, order or decree (“Judgment”) or material Law applicable to the Company or the Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)

Except as set forth in the Company Disclosure Letter and except for required filings under applicable “Blue Sky” or state securities commissions, no material consent, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Company or the Company Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

Section 3.6

Taxes.

(a)

Except as set forth in the Company Disclosure Letter, (i) each of the Company and the Company Subsidiary has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect; (ii) all Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; and (iii) there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.

(b)

The Company Financial Statements (as defined in Section 3.15) reflect an adequate reserve for all Taxes payable by the Company and the Company Subsidiary (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  Except as set forth in the Company Disclosure Letter, no deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or the Company Subsidiary, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(c)

For purposes of this Agreement:

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

Section 3.7

Benefit Plans.

(a)

Except as set forth in the Company Disclosure Letter, the Company does not have or maintain any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary (collectively, “Company Benefit Plans”).  Except as set forth in the Company Disclosure Letter, as of the date of this Agreement there are not any severance or termination agreements or arrangements between the Company or any Company Subsidiary and any current or former employee, officer or director of the Company or any Company Subsidiary, nor does the Company or any Company Subsidiary have any general severance plan or policy.

(b)

Since July 19, 2006, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any Company Benefit Plan.

Section 3.8

Litigation.  Except as set forth in the Company Disclosure Letter, there is no action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing against or affecting the Company, any subsidiary or any of their respective properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, national, county, local or foreign), stock market, stock exchange or trading facility (“Action”) which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Company Material Adverse Effect.  Neither the Company nor the Company Subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under securities laws or a claim of breach of fiduciary duty.

Section 3.9

Compliance with Applicable Laws.  The Company and the Company Subsidiary are in compliance with all applicable Laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.  Except as set forth in the Company Disclosure Letter, the Company has not received any written communication during the past two years from a Governmental Entity that alleges that the Company is not in compliance in any material respect with any applicable Law.  This Section 3.09 does not relate to matters with respect to Taxes, which are the subject of Section 3.06.

Section 3.10

Brokers; Schedule of Fees and Expenses.  Except for Wentworth Securities, Inc., WLT Brothers Capital, Inc. and Halter Financial Group, L.P., no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

Section 3.11

Contracts.  Except as disclosed in the Company Disclosure Letter, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and the Company Subsidiary taken as a whole.  Neither the Company nor the Company Subsidiary is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

Section 3.12

Title to Properties.  Except as set forth in the Company Disclosure Letter, the Company and the Company Subsidiary do not own any real property.  Each of the Company and the Company Subsidiary has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses.  All such assets and properties, other than assets and properties in which the Company or the Company Subsidiary has leasehold interests, are free and clear of all Liens other than those set forth in the Company Disclosure Letter and except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Company and the Company Subsidiary to conduct business as currently conducted.

Section 3.13

Intellectual Property.  The Company and the Company Subsidiary own, or are validly licensed or otherwise have the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights and other proprietary intellectual property rights and computer programs (collectively, “Intellectual Property Rights”) which are material to the conduct of the business of the Company and the Company Subsidiary taken as a whole.  The Company Disclosure Letter sets forth a description of all Intellectual Property Rights that are material to the conduct of the business of the Company and the Company Subsidiary taken as a whole.  There are no claims pending or, to the knowledge of the Company, threatened that the Company or the Company Subsidiary is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.  To the knowledge of the Company, no person is infringing the rights of the Company or the Company Subsidiary with respect to any Intellectual Property Right.

Section 3.14

Labor Matters.  There are no collective bargaining or other labor union agreements to which the Company or the Company Subsidiariy is a party or by which any of them is bound.  No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company.

Section 3.15

Financial Statements.  The Company has delivered to the Parent its audited consolidated financial statements for the fiscal years ended December 31, 2007 and 2006 (collectively, the “Company Financial Statements”).  The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated.  The Company Financial Statements fairly present in all material respects the financial condition and operating results of the Company, as of the dates, and for the periods, indicated therein.  The Company does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to December 31, 2007, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the Company Financial Statements, which, in both cases, individually and in the aggregate would not be reasonably expected to result in a Company Material Adverse Effect.

Section 3.16

Insurance.  Except as set forth in the Company Disclosure Letter, the Company and its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Company Subsidiary are engaged and in the geographic areas where they engage in such businesses.  The Company has no reason to believe that it will not be able to renew its and its subsidiaries’ existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on terms consistent with the market for the Company’s and the Company Subsidiary’s respective lines of business.

Section 3.17

Transactions With Affiliates and Employees.  Except as set forth in the Company Disclosure Letter and Company Financial Statements, none of the officers or directors of the Company and, to the knowledge of the Company, none of the employees of the Company is presently a party to any transaction with the Company or the Company Subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Company, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

Section 3.18

Internal Accounting Controls.  The Company and the Company Subsidiary maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Company has established disclosure controls and procedures for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including the Company Subsidiary, is made known to the officers by others within those entities.  The Company’s officers have evaluated the effectiveness of the Company’s controls and procedures.  Since December 31, 2007, there have been no significant changes in the Company’s internal controls or, to the Company’s knowledge, in other factors that could significantly affect the Company’s internal controls.

Section 3.19

Solvency.  Based on the financial condition of the Company as of the Closing Date (and assuming that the Closing shall have occurred), (a) the Company’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature, (b) the Company’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof, and (c) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.  The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

Section 3.20

Application of Takeover Protections.  The Company has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Company’s charter documents or the laws of its country of incorporation that is or could become applicable to the Shareholders as a result of the Shareholders and the Company fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholders’ ownership of the Shares.

Section 3.21

No Additional Agreements.  The Company does not have any agreement or understanding with the Shareholders with respect to the transactions contemplated by this Agreement other than as specified in this Agreement.

Section 3.22

Investment Company.  The Company is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.23

Disclosure.  All disclosure provided to the Parent regarding the Company, its business and the transactions contemplated hereby, furnished by or on behalf of the Company (including the Company’s representations and warranties set forth in this Agreement) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 3.24

Absence of Certain Changes or Events.  Except as disclosed in the Company Financial Statements or in the Company Disclosure Letter, from December 31, 2007 to the date of this Agreement, the Company has conducted its business only in the ordinary course, and during such period there has not been:

(a)

any change in the assets, liabilities, financial condition or operating results of the Company or the Company Subsidiary, except changes in the ordinary course of business that have not caused, in the aggregate, a Company Material Adverse Effect;

(b)

any damage, destruction or loss, whether or not covered by insurance, that would have a Company Material Adverse Effect;

(c)

any waiver or compromise by the Company or the Company Subsidiary of a valuable right or of a material debt owed to it;

(d)

any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Company or the Company Subsidiary, except in the ordinary course of business and the satisfaction or discharge of which would not have a Company Material Adverse Effect;

(e)

any material change to a material Contract by which the Company or the Company Subsidiary or any of its respective assets is bound or subject;

(f)

any mortgage, pledge, transfer of a security interest in or lien created by the Company or the Company Subsidiary with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair the Company’s or the Company Subsidiary’s ownership or use of such property or assets;

(g)

any loans or guarantees made by the Company or the Company Subsidiary to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(h)

any alteration of the Company’s method of accounting or the identity of its auditors;

(i)

any declaration or payment of any dividend or distribution of cash or other property to the Shareholders or any purchase, redemption or agreements to purchase or redeem any Company Shares;

(j)

any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Company Shares option plans; or

(k)

any arrangement or commitment by the Company or the Company Subsidiary to do any of the things described in this Section 3.24.

Section 3.25

No Undisclosed Events, Liabilities, Developments or Circumstances.  No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to the Company, its subsidiaries or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws on a registration statement on Form S-1 filed with the Securities and Exchange Commission (the “SEC”) relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced.

Section 3.26

Foreign Corrupt Practices.  Neither the Company, nor the Company Subsidiary, nor, to the Company’s knowledge, any director, officer, agent, employee or other person acting on behalf of the Company or the Company Subsidiary has, in the course of its actions for, or on behalf of, the Company (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Article IV.
Representations and Warranties of the Parent

The Parent represents and warrants as follows to the Shareholders and the Company, that, except as otherwise set forth below:

Section 4.1

Organization, Standing and Power.  The Parent is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the Parent, a material adverse effect on the ability of the Parent to perform its obligations under this Agreement or on the ability of the Parent to consummate the Transactions (a “Parent Material Adverse Effect”).  The Parent is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a Parent Material Adverse Effect.  The Parent has delivered to the Company true and complete copies of the Articles of Incorporation of the Parent, as amended to the date of this Agreement (as so amended, the “Parent Charter”), and the Bylaws of the Parent, as amended to the date of this Agreement (as so amended, the “Parent Bylaws”).

Section 4.2

Subsidiaries; Equity Interests.  The Parent does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

Section 4.3

Capital Structure.  The authorized capital stock of the Parent consists of 100,000,000 shares of Parent Common Stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.  As of the date hereof (a) 1,250,000 shares of Parent Common Stock are issued and outstanding, (b) no shares of preferred stock are outstanding and (c) no shares of Parent Common Stock or preferred stock are held by the Parent in its treasury.  Except as set forth above, no shares of capital stock or other voting securities of the Parent were issued, reserved for issuance or outstanding.  All outstanding shares of the capital stock of the Parent are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Nevada Revised Statutes, the Parent Charter, the Parent Bylaws or any Contract to which the Parent is a party or otherwise bound.  There are not any bonds, debentures, notes or other indebtedness of the Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Parent Common Stock may vote (“Voting Parent Debt”).  Except as set forth above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Parent is a party or by which it is bound (a) obligating the Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Parent or any Voting Parent Debt, (b) obligating the Parent to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of the Parent.  As of the date of this Agreement, there are not any outstanding contractual obligations of the Parent to repurchase, redeem or otherwise acquire any shares of capital stock of the Parent.   The Parent is not a party to any agreement granting any securityholder of the Parent the right to cause the Parent to register shares of the capital stock or other securities of the Parent held by such securityholder under the Securities Act.  The stockholder list provided to the Company is a current stockholder list generated by its stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of the Parent’s Common Stock.

Section 4.4

Authority; Execution and Delivery; Enforceability.  The execution and delivery by the Parent of this Agreement and the consummation by the Parent of the Transactions have been duly authorized and approved by the Board of Directors of the Parent and no other corporate proceedings on the part of the Parent are necessary to authorize this Agreement and the Transactions. This Agreement constitutes a legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with the terms hereof.

Section 4.5

No Conflicts; Consents.

(a)

The execution and delivery by the Parent of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof and thereof will not, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of the Parent under, any provision of (i) the Parent Charter or Parent Bylaws, (ii) any material Contract to which the Parent is a party or by which any of its properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.05(b), any material Judgment or material Law applicable to the Parent or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)

Except for the filing of a Certificate of Compliance with the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than filings under state “blue sky” laws, as may be required in connection with this Agreement and the Transactions.

Section 4.6

Undisclosed Liabilities.  The Parent has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by U.S. generally accepted accounting principles to be set forth on a balance sheet of the Parent or in the notes thereto.  There are no financial or contractual obligations and liabilities (including any obligations to issue capital stock or other securities of the Parent) due after the date hereof.  As of the date hereof, all liabilities of the Parent have been paid off and shall in no event remain liabilities of the Parent, the Company or the Shareholders following the Closing.

Section 4.7

Absence of Certain Changes or Events.  From the date of the most recent audited financial statements of the Parent (the “Parent Financial Statements”) to the date of this Agreement, the Parent has conducted its business only in the ordinary course, and during such period there has not been:

(a)

any change in the assets, liabilities, financial condition or operating results of the Parent from that reflected in the Parent Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Parent Material Adverse Effect;

(b)

any damage, destruction or loss, whether or not covered by insurance, that would have a Parent Material Adverse Effect;

(c)

any waiver or compromise by the Parent of a valuable right or of a material debt owed to it;

(d)

any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by the Parent, except in the ordinary course of business and the satisfaction or discharge of which would not have a Parent Material Adverse Effect;

(e)

any material change to a material Contract by which the Parent or any of its assets is bound or subject;

(f)

any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(g)

any resignation or termination of employment of any officer of the Parent;

(h)

any mortgage, pledge, transfer of a security interest in or lien created by the Parent with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair the Parent’s ownership or use of such property or assets;

(i)

any loans or guarantees made by the Parent to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(j)

any declaration, setting aside or payment or other distribution in respect of any of the Parent’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by the Parent;

(k)

any alteration of the Parent’s method of accounting or the identity of its auditors;

(l)

any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Parent stock option plans; or

(m)

any arrangement or commitment by the Parent to do any of the things described in this Section 4.07.

Section 4.8

Taxes.

(a)

The Parent has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.  All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b)

The Parent Financial Statements reflect an adequate reserve for all Taxes payable by the Parent (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Parent, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(c)

There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Parent.  The Parent is not bound by any agreement with respect to Taxes.

Section 4.9

Absence of Changes in Benefit Plans.  From the date of the Parent Financial Statements to the date of this Agreement, there has not been any adoption or amendment in any material respect by the Parent of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Parent (collectively, “Parent Benefit Plans”).  As of the date of this Agreement, there are not any employment, consulting, indemnification, severance or termination agreements or arrangements between the Parent and any current or former employee, officer or director of the Parent, nor does the Parent have any general severance plan or policy.

Section 4.10

ERISA Compliance; Excess Parachute Payments.  The Parent does not, and since its inception never has, maintained or contributed to any “employee pension benefit plans” (as defined in Section 3(2) of ERISA), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) or any other Parent Benefit Plan for the benefit of any current or former employees, consultants, officers or directors of the Parent.

Section 4.11

Litigation.  There is no Action which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a Parent Material Adverse Effect.  Neither the Parent nor any subsidiary, nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.

Section 4.12

Compliance with Applicable Laws.  The Parent is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.  The Parent has not received any written communication during the past two years from a Governmental Entity that alleges that the Parent is not in compliance in any material respect with any applicable Law.  This Section 4.12 does not relate to matters with respect to Taxes, which are the subject of Section 4.08.

Section 4.13

Business Activities.  The Parent has not conducted any business activities, either directly or indirectly, within any country that is on the U.S. Department of State’s list of state sponsors of terrorism.

Section 4.14

Contracts.  Except for the Transfer Agency Agreement, dated December 17, 2007, between the Parent and Securities Transfer Corporation (the “Transfer Agent”), there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Parent taken as a whole.  The Parent is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

Section 4.15

Title to Properties.  The Parent has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses.  All such assets and properties, other than assets and properties in which the Parent has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of the Parent to conduct business as currently conducted.  The Parent has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect.  The Parent enjoys peaceful and undisturbed possession under all such material leases.

Section 4.16

Intellectual Property.  The Parent does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights.  No claims are pending or, to the knowledge of the Parent, threatened that the Parent is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.

Section 4.17

Labor Matters.  There are no collective bargaining or other labor union agreements to which the Parent is a party or by which it is bound.  No material labor dispute exists or, to the knowledge of the Parent, is imminent with respect to any of the employees of the Parent.

Section 4.18

Transactions With Affiliates and Employees.  None of the officers or directors of the Parent and, to the knowledge of the Parent, none of the employees of the Parent is presently a party to any transaction with the Parent or any subsidiary (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Parent, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

Section 4.19

Internal Accounting Controls.  The Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Parent has established disclosure controls and procedures for the Parent and designed such disclosure controls and procedures to ensure that material information relating to the Parent is made known to the officers by others within those entities.  The Parent’s officers have evaluated the effectiveness of the Parent’s controls and procedures.  Since December 31, 2007, there have been no significant changes in the Parent’s internal controls or, to the Parent’s knowledge, in other factors that could significantly affect the Parent’s internal controls.

Section 4.20

Solvency.  Based on the financial condition of the Parent as of the Closing Date (and assuming that the Closing shall have occurred), (a) the Parent’s fair saleable value of its assets exceeds the amount that will be required to be paid on or in respect of the Parent’s existing debts and other liabilities (including known contingent liabilities) as they mature, (b) the Parent’s assets do not constitute unreasonably small capital to carry on its business for the current fiscal year as now conducted and as proposed to be conducted, including its capital needs, taking into account the particular capital requirements of the business conducted by the Parent, and projected capital requirements and capital availability thereof, and (c) the current cash flow of the Parent, together with the proceeds the Parent would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its debt when such amounts are required to be paid.  The Parent does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).

Section 4.21

Application of Takeover Protections.  The Parent has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Parent’s charter documents or the laws of its state of incorporation that is or could become applicable to the Shareholders as a result of the Shareholders and the Parent fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholders’ ownership of the Shares.

Section 4.22

No Additional Agreements.  The Parent does not have any agreement or understanding with the Shareholders with respect to the transactions contemplated by this Agreement other than as specified in this Agreement.

Section 4.23

Investment Company.  The Parent is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.24

Disclosure.  All disclosure provided to the Shareholders regarding the Parent, its business and the transactions contemplated hereby, furnished by or on behalf of the Parent (including the Parent’s representations and warranties set forth in this Agreement) is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 4.25

Certain Registration Matters.  The Parent has not granted or agreed to grant to any person any rights (including “piggy-back” registration rights) to have any securities of the Parent registered with the SEC or any other governmental authority that have not been satisfied.

Section 4.26

No Stockholder Approval.  No approval of the stockholders of the Parent is required for the Parent to issue and deliver to the Shareholders the Shares contemplated by this Agreement.

Section 4.27

No Undisclosed Events, Liabilities, Developments or Circumstances.  No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to the Parent, its subsidiaries or their respective businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by the Parent under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by the Parent of its Common Stock and which has not been publicly announced.

Section 4.28

Foreign Corrupt Practices.  Neither the Parent, nor to the Parent’s knowledge, any director, officer, agent, employee or other person acting on behalf of the Parent has, in the course of its actions for, or on behalf of, the Parent (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

Article V.
Deliveries

Section 5.1

Deliveries of the Shareholders.

(a)

Concurrently herewith the Shareholders are delivering to the Parent this Agreement executed by the Shareholders.

(b)

At or prior to the Closing, each Shareholder shall deliver to the Parent certificates representing its Company Shares on which such Shareholder shall have made a transfer confirmation on the reverse side of the certificate consisting of the following information in Polish: “W dniu _________ godz ________, na podstawie Umowy Wymiany Akcji z dnia 8 maja, 2008r, [Wspólnik] przenosi własność wszystkich akcji objętych niniejszym dokumentem akcji (akcje serii ….nr….) na SMSA III Acquisition Corp.”  (On [Closing Date], at [hour], pursuant to the Share Exchange Agreement dated as of May 8, 2008, [Name of Shareholder] transfers the ownership of all shares specified in the share certificate (shares of series….no….) to SMSA III Acquisition Corp.)”

(c)

At or prior to Closing, each of the Shareholders shall deliver to the Company a statement confirming (i) receipt of the notification as specified in Section 5.03(c), (ii) that such Shareholder has no objection to the Parent taking possession of its Company Shares and to the Company making a change in the share register (księga akcyjna) of the Company to record the Parent’s acquisition of the Company Shares (iii) that it waives the two-week response period, each such statement to be materially in such form and substance as set forth in Exhibit B.

Section 5.2

Deliveries of the Parent.

(a)

Concurrently herewith, the Parent is delivering to the Shareholders and to the Company a copy of this Agreement executed by the Parent.

(b)

At or prior to the Closing, the Parent shall deliver to the Company:

(i)

a certificate from the Parent, signed by its Secretary or Assistant Secretary certifying that the attached copies of the Parent Charter, Parent Bylaws and resolutions of the Board of Directors of the Parent approving this Agreement and the transactions contemplated hereby, are all true, complete and correct and remain in full force and effect;

(ii)

a letter of resignation of Timothy P. Halter as a director of the Parent and from all offices he holds with the Parent, effective upon the Closing;

(iii)

evidence of the election of Donald Chodak and Mirosław Kranik as directors of the Parent, Donald Chodak as the Chairman of the Board of Directors, Mirosław Kranik as the Chief Executive Officer and President, and Bogdan Zegar as the Chief Financial Officer, Treasurer and Secretary of the Parent effective upon the Closing;

(iv)

if requested, the results of UCC, judgment lien and tax lien searches with respect to the Parent, the results of which indicate no liens on the assets of the Parent;

(v)

a duly executed release by the current directors and officers of the Parent and Halter Financial Investments, L.P. in favor of the Parent, the Company and the Shareholders; and

(vi)

a notice to the Company that it has taken possession of the Company Shares, in such material form and substance as set forth in Exhibit C.

(c)

At or within five (5) business days following the Closing, the Parent shall, if requested, deliver:

(i)

to the Shareholders, certificates representing the new shares of Parent Common Stock issued to such Shareholders as set forth on Exhibit A; and

(ii)

to the Company, consent letters of the accounting firms of the Parent confirming each such firm’s respective consent to the use by the Parent of reports prepared by such firm regarding the financial statements of the Parent in all future registration statements filed with the SEC.

Section 5.3

Deliveries of the Company.

(a)

Concurrently herewith, the Company is delivering to the Parent this Agreement executed by the Company.

(b)

At or prior to the Closing, the Company shall deliver to the Parent:

(i)

a certificate from the Company, signed by its authorized officer certifying that the attached copies of the Company Constituent Instruments and resolutions of the Supervisory Board (Rada Nadzorca) of the Company approving the Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(ii)

A confirmation of receipt of the notification from the Parent as specified in Section 5.02(b)(vi), which confirmation shall be materially in such form and substance as ser forth in Exhibit D.

(c)

At or prior to the Closing, the Company shall deliver to each of the Shareholders a notification of receipt of the notification from the Parent as specified in Section 5.02(b)(vi), which notification shall be materially in such form and substance as set forth in Exhibit E.

(d)

At or prior to the Closing, the Company shall make a change to the share register (księga akcyjna) of the Company to record the Parent’s acquisition of the Company Shares in accordance with this Agreement.

(e)

At or within five (5) business days following the Closing, the Company shall, if requested, deliver to the Parent a time-stamped copy of the application to register the Parent’s ownership of the Company Shares, as filed with the relevant registry court.

Article VI.
Conditions to Closing

Section 6.1

Shareholders and Company Conditions Precedent.  The obligations of the Shareholders and the Company to enter into and complete the Closing is subject, at the option of the Shareholders and the Company, to the fulfillment on or prior to the Closing Date of the following conditions.

(a)

Representations and Covenants. The representations and warranties of the Parent contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  The Parent shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Parent on or prior to the Closing Date.  The Parent shall have delivered to the Shareholders and the Company a certificate, dated the Closing Date, to the foregoing effect.

(b)

Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of the Company or the Shareholders, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Parent or the Company.

(c)

No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since December 31, 2007 which has had or is reasonably likely to cause a Parent Material Adverse Effect.

(d)

Post-Closing Capitalization.  At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of the Company and the Parent, on a fully-diluted basis, shall be as specified in Schedule 6.01(d).

(e)

Deliveries.  The deliveries specified in Section 5.02 shall have been made by the Parent.

(f)

Satisfactory Completion of Due Diligence.  The Company and the Shareholders shall have completed their legal, accounting and business due diligence of the Parent and the results thereof shall be satisfactory to the Company and the Shareholders in their sole and absolute discretion.

(g)

Financing Consideration in Escrow.  All $16,000,000 of the consideration from the Financing, as further described in Section 7.10, shall have been deposited into the Thelen Reid Brown Raysman & Steiner LLP - Attorney Special Account (IOLTA), Acct No. 53505184 by May 15, 2008.  In the event that all consideration has not been deposited into such account by May 15, 2008, the Company may, in its sole discretion (i) set a new deadline for deposit of the consideration; (ii) require the completion of the Closing on a lesser amount of consideration, provided that the consideration may not be less than $14,000,0000; and/or (iii) terminate this Agreement in accordance with Section 8.03 hereof.

Section 6.2

Parent Conditions Precedent.  The obligations of the Parent to enter into and complete the Closing are subject, at the option of the Parent, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Parent in writing.

(a)

Representations and Covenants.  The representations and warranties of the Shareholders and the Company contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  The Shareholders and the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Shareholders and the Company on or prior to the Closing Date.  The Company shall have delivered to the Parent, if requested, a certificate, dated the Closing Date, to the foregoing effect.

(b)

Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of the Parent, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of the Parent.

(c)

No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since December 31, 2007 which has had or is reasonably likely to cause a Company Material Adverse Effect.

(d)

Deliveries.  The deliveries specified in Section 5.01 and Section 5.03 shall have been made by the Shareholder and the Company, respectively.

(e)

Post-Closing Capitalization.  At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of capital stock of the Company and the Parent, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to the Parent in its sole and absolute discretion.

(f)

Satisfactory Completion of Due Diligence.  The Parent shall have completed its legal, accounting and business due diligence of the Company and the Shareholders and the results thereof shall be satisfactory to the Parent in its sole and absolute discretion.

(g)

Delivery of Audit  Report and  Financial  Statements.  The Company shall have completed the Company Financial Statements and shall have received an audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board relating to the fiscal years ended December 31, 2007 and 2006.  The form and substance of the Financial Statements shall be satisfactory to the Parent in its sole and absolute discretion.

(h)

Delivery of Polish Legal Opinion.  The Company shall have received an opinion from the Company’s legal counsel in Poland that confirms the legality under Polish laws of the restructuring being effected by the Company in connection with the Transactions and that is otherwise satisfactory to the Company, the Shareholders, the Parent and the investors investing in the Financing.

Article VII.
Covenants

Section 7.1

Blue Sky Laws. The Parent shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Stock in connection with this Agreement.

Section 7.2

Public Announcements.  The Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press releases or other public statements with respect to the Agreement and the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchanges.

Section 7.3

Fees and Expenses.  All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated.

Section 7.4

Continued Efforts.  Each Party shall use commercially reasonable efforts to (a) take all action reasonably necessary to consummate the Transactions, and (b) take such steps and do such acts as may be necessary to keep all of its representations and warranties true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

Section 7.5

Exclusivity.  The Parent shall not (a) solicit, initiate, or encourage the submission of any proposal or offer from any person relating to the acquisition of any capital stock or other voting securities of the Parent, or any assets of the Parent (including any acquisition structured as a merger, consolidation, share exchange or other business combination), (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person to do or seek any of the foregoing, or (c) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby.  The Parent shall notify the Company immediately if any person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

Section 7.6

Furnishing of Information.  As long as any Shareholder owns the Shares, the Parent covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Parent after the date hereof pursuant to the Securities Exchange Act of 1934.  As long as any Shareholder owns Shares, if the Parent is not required to file reports pursuant to such laws, it will prepare and furnish to the Shareholders and make publicly available in accordance with Rule 144(c) promulgated by the SEC pursuant to the Securities Act, such information as is required for the Shareholders to sell Shares under Rule 144.  The Parent further covenants that it will take such further action as any holder of Shares may reasonably request, all to the extent required from time to time to enable such person to sell Shares without registration under the Securities Act within the limitation of the exemptions provided by Rule 144.

Section 7.7

Access.  Each Party shall permit representatives of any other Party to have full access to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to such Party.

Section 7.8

Preservation of Business.  From the date of this Agreement until the Closing Date, the Company and the Parent shall operate only in the ordinary and usual course of business consistent with their respective past practices (provided, however, that the Parent shall not issue any securities without the prior written consent of the Company), and shall use reasonable commercial efforts to (a) preserve intact their respective business organizations, (b) preserve the goodwill and advantageous relationships with customers, suppliers, independent contractors, employees and other persons material to the operation of their respective businesses, and (c) not permit any action or omission that would cause any of their respective representations or warranties contained herein to become inaccurate or any of their respective covenants to be breached in any material respect.

Section 7.9

Preparation of Disclosure Letter.  The Parties acknowledge and agree that, while the Company has provided the Parent with a draft of the Company Disclosure Letter, the Company has not yet delivered the Company Disclosure Letter to the Parent.  The Company shall deliver to the Parent the Company Disclosure Letter, including copies of all agreements and other documents referred to thereon, in final form within at least 2 business days prior to the Closing.  The Parent shall have 2 business days following delivery of the Company Disclosure Letter, along with all related agreements and other documents referred to thereon, in which to terminate this Agreement if the Parent objects to any information contained in the Company Disclosure Letter or the contents of any such agreement or other document and the Parties cannot agree on mutually satisfactory modifications thereto.

Section 7.10

Financing.  The Parent shall use commercially reasonable efforts to raise up to $16,000,000 in an equity financing transaction on terms that are satisfactory to the Company and the Shareholders (the “Financing”), which Financing shall be consummated immediately after the Closing; provided that in no event shall the Financing be consummated unless the Parent shall raise at least $14,000,000.   Upon the consummation of the Financing, the Parent and the Company shall use their best efforts to cause the Parent to increase the share capital of the Company through a cash contribution.  The Company shall use the proceeds of such capital increase, in part, to repay outstanding social security obligations that may not be deferred, the amount of which payment is anticipated to be PLN 11,289,230.09.

Article VIII.
Miscellaneous

Section 8.1

Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Parent, to:

SMSA III Acquisition Corp.

12890 Hilltop Road

Argyle, TX 76226

Attention: Timothy P. Halter

Facsimile: 940-455-7337

If to the Company, to:

SUNSET SUITS S.A.

ul. Garbary 57

61-758 Poznań

Poland

Attention:  Mr. Mirosław Kranik

Facsimile: 48-61-642-4053

If to the Shareholders at the addresses set forth in Exhibit A hereto.

with a copy to:

Thelen Reid Brown Raysman & Steiner LLP

701 Eighth Street, N.W.

Washington, D.C.  20001

Attention:  Louis A. Bevilacqua, Esq.

Facsimile: (202) 654-1804

Section 8.2

Amendments; Waivers; No Additional Consideration.  No provision of this Agreement may be waived or amended except in a written instrument signed by the Company, the Parent and the Shareholders.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.  No consideration shall be offered or paid to the Shareholders to amend or consent to a waiver or modification of any provision of any transaction document unless the same consideration is also offered to all Shareholders who then hold Shares.

Section 8.3

Termination.

(a)

Termination of Agreement.  The Parties may terminate this Agreement as provided below:

(i)

The Company, the Shareholders and the Parent may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii)

The Parent may terminate this Agreement by giving written notice to the Company and the Shareholders at any time prior to the Closing (A) in the event the Company or any of the Shareholders have breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Parent has notified the Company and/or the Shareholders of the breach, and the breach has continued without cure for a period of twenty days after the notice of breach; (B) in the event that Parent objects to any information contained in the Company Disclosure Letter and the Parties cannot agree on mutually satisfactory modifications thereto, in accordance with Section 7.09 hereof; or (C) if the Closing shall not have occurred on or before May 31, 2008 by reason of the failure of any condition precedent under Section 6.02 hereof (unless the failure results primarily from the Parent itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii)

The Company may terminate this Agreement by giving written notice to the Parent at any time prior to the Closing (A) in the event the Parent has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Company has notified the Parent of the breach, and the breach has continued without cure for a period of twenty days after the notice of breach;  (B) in the event that all consideration for the Financing has not been deposited into escrow by May 15, 2008, unless extended in accordance with Section 6.01(g) hereof; or (C) if the Closing shall not have occurred on or before May 31, 2008, by reason of the failure of any condition precedent under Section 6.01 hereof (unless the failure results primarily from the Company or the Shareholders themselves breaching any representation, warranty, or covenant contained in this Agreement).

(b)

Effect of Termination.  If any Party terminates this Agreement pursuant to Section 8.03(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach).

Section 8.4

Replacement of Securities.  If any certificate or instrument evidencing any Shares is mutilated, lost, stolen or destroyed, the Parent shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Parent of such loss, theft or destruction and customary and reasonable indemnity, if requested.  The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares.  If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, the Parent may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.

Section 8.5

Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, the Shareholders, the Parent and the Company will be entitled to specific performance under this Agreement.  The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

Section 8.6

Limitation of Liability.  Notwithstanding anything herein to the contrary, each of the Parent and the Company acknowledge and agree that the liability of any Shareholder arising directly or indirectly under any transaction document of any and every nature whatsoever shall be satisfied solely out of the assets of such Shareholder, and that no trustee, officer, other investment vehicle or any other affiliate of such Shareholder or any investor, Shareholder or holder of shares of beneficial interest of such Shareholder shall be personally liable for any liabilities of such Shareholder.

Section 8.7

Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 8.8

Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule, Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions contemplated hereby are fulfilled to the extent possible.

Section 8.9

Counterparts; Facsimile Execution.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.  Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

Section 8.10

Entire Agreement; Third Party Beneficiaries. This Agreement, taken together with the Company Disclosure Letter (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) is not intended to confer upon any person other than the Parties any rights or remedies.

Section 8.11

Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Nevada are mandatorily applicable to the Transactions.

Section 8.12

Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of the other Parties.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

The parties hereto have executed and delivered this Share Exchange Agreement as of the date first above written.

The Parent:	SMSA III ACQUISITION CORP.

By: /s/Timothy P. Halter
Name: Timothy P. Halter
Title: President

The Company:	SUNSET SUITS S.A.

By: /s/Bogdan Zegar
Name: Bogdan Zegar
Title: President of the Management Board

The Shareholders:
/s/Mirosław Kranik
Mirosław Kranik

/s/Bartosz Kranik
Bartosz Kranik

[Signature Page to Share Exchange Agreement]

EXHIBIT A

Shareholders of Sunset Suits S.A.

Name and Address of Shareholder	Tax ID Number of Shareholder (if Applicable)	Number of Company Shares Being Exchanged	Percentage of Total Company Shares Represented By Shares Being Exchanged	Number of Shares of Parent Stock to be Received by Shareholder
Mirosław Kranik 57/1 Garbary St. 61-758 Poznań, Poland	N/A	11,924,000 Series B Privileged Shares	99.17%	6,070,340
Bartosz Kranik Krzyżanowo 7 63-100 Śrem, Poland	N/A	100,000 Series A Privileged Shares	.83%	50,910
Totals:		12,024,000	100%	6,121,250

EXHIBIT B

Form of Statement of the Shareholders

Statement I

Oświadczenie akcjonariusza spółki Sunset Suits S.A.	Statement of shareholder of Sunset Suits S.A.

Niniejszym, działając jako akcjonariusz spółki Sunset Suits S.A., (i) potwierdzam iż otrzymałem zawiadomienie od Zarządu spółki Sunset Suits S.A. dotyczące (a) nabycia własności akcji spółki Sunset Suits S.A. przez spółkę SMSA III ACQUISITION CORP. i (b) zamiaru dokonania odpowiednich zmian w księdze akcyjnej spółki Sunset Suits S.A. oraz (ii) nie zgłaszam sprzeciwu co do dokonania przez zarząd zmian w księdze akcyjnej spółki Sunset Suits S.A. oraz (ii) zrzekam się nieodwołalnie ustawowego terminu dla zgłoszenia takiego sprzeciwu, a zrzeczenie to nie narusza moich praw akcjonariusza wynikających z Kodeksu Spółek Handlowych.

____________________

Mirosław R. Kranik

Hereby, acting as shareholder of Sunset Suits S.A., (i) I confirm that I have received  a notification from the Management Board of Sunset Suits S.A. concerning (a) the purchase of ownership of shares of Sunset Suits S.A. by SMSA III ACQUISITION CORP. and (b) the intent to make appropriate changes in the Sunset Suits S.A. book of shares and (ii) I do not object to the execution of changes in the Sunset Suits S.A. book of shares and (iii) I irrevocably waive my statutory right to submit such an objection, and such waiver does not breach my shareholder rights resulting from the Commercial Companies Code.

____________________

Mirosław R. Kranik

EXHIBIT B

Form of Statement of the Shareholders

Statement II

Oświadczenie akcjonariusza spółki Sunset Suits S.A.	Statement of shareholder of Sunset Suits S.A.

Niniejszym, działając jako akcjonariusz spółki Sunset Suits S.A., (i) potwierdzam iż otrzymałem zawiadomienie od Zarządu spółki Sunset Suits S.A. dotyczące (a) nabycia własności akcji spółki Sunset Suits S.A. przez spółkę SMSA III ACQUISITION CORP. i (b) zamiaru dokonania odpowiednich zmian w księdze akcyjnej spółki Sunset Suits S.A. oraz (ii) nie zgłaszam sprzeciwu co do dokonania przez zarząd zmian w księdze akcyjnej spółki Sunset Suits S.A. oraz (ii) zrzekam się nieodwołalnie ustawowego terminu dla zgłoszenia takiego sprzeciwu, a zrzeczenie to nie narusza moich praw akcjonariusza wynikających z Kodeksu Spółek Handlowych.

____________________

Bartosz J. Kranik

Hereby, acting as shareholder of Sunset Suits S.A., (i) I confirm that I have received  a notification from the Management Board of Sunset Suits S.A. concerning (a) the purchase of ownership of shares of Sunset Suits S.A. by SMSA III ACQUISITION CORP. and (b) the intent to make appropriate changes in the Sunset Suits S.A. book of shares and (ii) I do not object to the execution of changes in the Sunset Suits S.A. book of shares and (iii) I irrevocably waive my statutory right to submit such an objection, and such waiver does not breach my shareholder rights resulting from the Commercial Companies Code.

____________________

Bartosz J. Kranik

EXHIBIT C

Form of Parent Notice to the Company regarding the Company Shares

ZAWIADOMIENIE SMSA III ACQUISITION CORP. DO SUNSET SUITS S.A.	SMSA III ACQUISITION CORP. NOTIFICATION TO SUNSET SUITS S.A.

Niniejszym, działając jako Prezes Zarządu korporacji SMSA III ACQUISITION CORP. mającej siedzibę w Stanach Zjednoczonych Ameryki Północnej, 12890 Hilltop Road, Argyle, TX 76226, zawiadamiam, iż korporacja SMSA III ACQUISITION CORP. nabyła w dniu _______________________ własność 12.024.000 akcji spółki Sunset Suits S.A. („Spółki”), tj. 100.000 akcji uprzywilejowanych serii A oraz 11.924.00 akcji uprzywilejowanych serii B, o wartości 5,00 zł każda akcja oraz łącznej wartości wszystkich akcji 60.120.000,00 zł. W wyniku powyższego SMSA III ACQUISITION CORP. uzyskała pozycję dominującą wobec Spółki, dysponując bezpośrednio większością głosów na walnym zgromadzeniu Spółki, przy czym pośrednio większością głosów na walnym zgromadzeniu Spółki dysponuje Mirosław Kranik, posiadający ponad 50% głosów na zgromadzeniu akcjonariuszy SMSA III ACQUISITION CORP.

W związku z powyższym, w imieniu korporacji SMSA III ACQUISITION CORP., wnoszę o dokonanie przez Zarząd spółki Sunset Suits S.A. odpowiedniego zapisu w księdze akcyjnej spółki Sunset Suits S.A.

____________________

[Podpis osoby upoważnionej do reprezentowania korporacji SMSA III ACQUISITION CORP.]

Acting as President of SMSA III ACQUISITION CORP. with its seat in the United States of America, 12890 Hilltop Road, Argyle, TX 76226, I hereby notify that SMSA III ACQUISITION CORP. has acquired on ___________________ the ownership of 12,024,000 shares of Sunset Suits S.A. (the “Company”), i.e. 100,000 series A privileged shares  and 11,924,000 series B privileged shares, of the value of PLN 5  each share and of the total value of PLN 60,120,000.00.  In result of the above SMSA III ACQUISITION CORP. acquired a dominant position with respect to the Company, holding directly a majority of votes at the shareholders meeting of the Company, and the indirect holder of the majority of votes at the shareholders meeting of the Company is Mirosław Kranik, holding over 50% of votes at the shareholders meeting of SMSA III ACQUISITION CORP.

With respect to the above, on behalf of SMSA III ACQUISITION CORP., I request the Management Board of Sunset Suits S.A. to make an appropriate change in the book of shares of Sunset Suits S.A.

____________________

[Signature of person authorized to represent SMSA III ACQUISITION CORP.]

EXHIBIT D

Form of Company Confirmation of Receipt of Notification from the Parent

OŚWIADCZENIE SPÓŁKI

SUNSET SUITS S.A.	SUNSET SUITS S.A. DECLARATION

Niniejszym, Zarząd spółki Sunset Suits S.A., potwierdza, iż spółka Sunset Suits S.A. otrzymała zawiadomienie od korporacji SMSA III ACQUISITION CORP. dotyczące nabycia własności akcji spółki Sunset Suits S.A.

____________________

Bogdan Zegar

Hereby, the Management Board of Sunset Suits S.A. confirms that Sunset Suits S.A. received a notification from SMSA III ACQUISITION CORP. concerning the acquisition of the ownership of Sunset Suits S.A. shares.

____________________

Bogdan Zegar

EXHIBIT E

Form of Company Notification to the Shareholders

Notification I

ZAWIADOMIENIE SPÓŁKI SUNSET SUITS S.A. DO MIROSŁAWA R. KRANIKA	NOTIFICATION OF SUNSET SUITS S.A. TO MIROSŁAW R. KRANIK

Niniejszym, Zarządu spółki Sunset Suits S.A., zawiadamia, iż spółka Sunset Suits S.A. otrzymała zawiadomienie od korporacji SMSA III ACQUISITION CORP. w przedmiocie nabycia własności akcji spółki Sunset Suits S.A. przez SMSA III ACQUISITION CORP.

____________________

Bogdan Zegar

Hereby, the Management Board of Sunset Suits S.A. informs that Sunset Suits S.A. received a notification from SMSA III ACQUISITION CORP. with respect to the acquisition of ownership of Sunset Suits S.A. shares by SMSA III ACQUISITION CORP.

____________________

Bogdan Zegar

EXHIBIT E

Form of Company Notification to the Shareholders

Notification II

ZAWIADOMIENIE SPÓŁKI SUNSET SUITS S.A. DO BARTOSZA J.. KRANIKA	NOTIFICATION OF SUNSET SUITS S.A. TO BARTOSZ J. KRANIK

Niniejszym, Zarządu spółki Sunset Suits S.A., zawiadamia, iż spółka Sunset Suits S.A. otrzymała zawiadomienie od korporacji SMSA III ACQUISITION CORP. w przedmiocie nabycia własności akcji spółki Sunset Suits S.A. przez SMSA III ACQUISITION CORP.

____________________

Bogdan Zegar

Hereby, the Management Board of Sunset Suits S.A. informs that Sunset Suits S.A. received a notification from SMSA III ACQUISITION CORP. with respect to the acquisition of ownership of Sunset Suits S.A. shares by SMSA III ACQUISITION CORP.

____________________

Bogdan Zegar